                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934*

                               Elecsys Corporation
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                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   28473 10 0
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                                 (CUSIP Number)

                                February 14, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)

*The  remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and for any  subsequent  amendment  containing  information  which  would  alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of
1934 (the "Act") or otherwise  subject to the liabilities of that section of the
Act, but shall be subject to all other  provisions of the Act (however,  see the
Notes).

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CUSIP No.                           28473 10 0
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----------------------- -----------------------------------------------------------------------------------------------

          1             NAME OF REPORTING PERSON
                        I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON  (entities
                        only)

                        Robert D. Taylor

----------------------- -----------------------------------------------------------------------------------------------

          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                        (a)  [   ]

                        (b)  [   ]

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          3             SEC USE ONLY

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          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        United States Citizen

----------------------- -------------- --------------------------------------------------------------------------------

                              5        SOLE VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY                  220,800*
EACH REPORTING PERSON
        WITH:
                        -------------- --------------------------------------------------------------------------------

                              6        SHARED VOTING POWER

                                        0

                        -------------- --------------------------------------------------------------------------------

                              7        SOLE DISPOSITIVE POWER

                                       220,800*

                        -------------- --------------------------------------------------------------------------------

                              8        SHARED DISPOSITIVE POWER

                                        0

----------------------- -----------------------------------------------------------------------------------------------

          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        220,800*

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          10            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)  [   ]
                        Not Applicable

----------------------- -----------------------------------------------------------------------------------------------

          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        6.7%**

----------------------- -----------------------------------------------------------------------------------------------

          12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                        IN
----------------------- -----------------------------------------------------------------------------------------------

*Includes  5,000  shares  of  common  stock  that may be  acquired  pursuant  to presently exercisable options.

**Based on 3,285,437  outstanding  shares of common  stock,  par value $0.01 per share, as reported by Elecsys  Corporation on its Form 10-QSB, as filed with the
Securities and Exchange Commission on March 10, 2008.

Item 1(a)     Name of Issuer:

         Elecsys Corporation

Item 1(b)     Address of Issuer's Principal Executive Offices:

         846 N. Mast-Way
         Olathe, KS  66061

Item 2(a)     Name of Person Filing:

         Robert D. Taylor

Item 2(b)     Address of Principal Business Office or, if None, Residence:

         846 N. Mast-Way
         Olathe, KS  66061

Item 2(c)     Citizenship:

         United States Citizen

Item 2(d)     Title of Class of Securities:

         Common Stock, par value $0.01 per share

Item 2(e)     CUSIP Number:

         28473 10 0

Item 3   The Person Filing is:

         Not Applicable

Item 4   Ownership:

(a) Amount beneficially owned: 220,800 shares*

(b) Percent of class: 6.7%**

(c) Number of shares as to which the person has:

     (i) Sole power to vote or to direct the vote: 220,800 shares*

     (ii) Shared power to vote or direct the vote: 0 shares

     (iii)  Sole  power to dispose  or to direct  the  disposition  of:  220,800 shares*

     (iv) Shared power to dispose or to direct the disposition of: 0 shares

*Includes  5,000  shares  of  common  stock  that may be  acquired  pursuant  to presently exercisable options.

**Based on 3,285,437  outstanding  shares of common  stock,  par value $0.01 per share, as reported by Elecsys  Corporation on its Form 10-QSB, as filed with the
Securities and Exchange Commission on March 10, 2008.

Item 5   Ownership of Five Percent or Less of a Class:

         Not Applicable.

Item 6 Ownership of More than Five Percent on Behalf of Another Person:

         Not Applicable.

Item 7   Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on By the Parent Holding Company:

         Not Applicable

Item 8   Identification and Classification of Members of the Group:

         Not Applicable

Item 9   Notice of Dissolution of Group:

         Not Applicable

Item 10   Certification:

     By signing  below I certify  that,  to the best of my knowledge and belief, the  securities  referred  to above were not  acquired  and are not held for the purpose of or with the effect of  changing  or  influencing  the  control of the issuer of the  securities  and were not acquired and are not held in  connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After  reasonable  inquiry and to the best of my knowledge and belief,  the parties below certify that the  information set forth in this statement is true, complete and correct.

Dated:   April 30, 2008
                                            /s/ Robert D. Taylor
                                          --------------------------------------
                                          Robert D. Taylor

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